Exhibit 99.1

GREYSTONE LOGISTICS, INC. REPORTS RESULTS OF OPERATIONS FOR THE YEAR ENDED MAY 31, 2020

GREYSTONE LOGISTICS, INC.

Tulsa, OK—08/25/2020—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reports record earnings for fiscal year ended May 31, 2020.

Greystone recorded net income available to common stockholders (net income less preferred dividends and income from non-controlling interests) for fiscal year 2020 of $4,301,585, or $0.15 per share, compared to $1,376,636, or $0.05 per share, in fiscal year 2019. EBITDA for fiscal year 2020 was $12,152,73 compared to $8,767,769 in 2019. Sales for the fiscal year ended May 31, 2020 were $76,204,608 compared to $71,077,116 in the prior year for an increase of $5,127,492, a 7% increase. Greystone’s net income was $4,962,570 in fiscal year 2020 compared to $2,057,207 in fiscal year 2019.

“Greystone achieved record-breaking earnings of $0.15 per share of common stock for the corporate year ending May 31, 2020,” stated CEO Warren Kruger. Kruger continued, “Existing customers and new clients have driven sales of our top-line pallets. Price changes accompanied with a series of initiatives to improve efficiency have contributed to improved profit margins. Further, earnings were benefitted by a reduction in the provision for income taxes as Greystone was able to recognize additional deferred tax assets relating to a reduction in the valuation allowance for estimated utilization of our net operating losses for income tax purposes.”

“During fiscal year 2020, Greystone showed substantial improvement in its ratio of debt to equity from 13% in fiscal year 2019 to 29% in fiscal year 2020. The Company incurred additional debt of $2,180,000 for the purchase of production equipment and $3,034,000 funding from a Paycheck Protection Program (“PPP”) loan under the Coronavirus Aid, Relief and Economic Security Act (“CARES”). The CARES act includes provisions to apply for forgiveness of the PPP loan and Greystone plans to submit the application. Payments on outstanding debt and financing leases totaled approximately $6,560,000. It is our goal to continue to improve the relationship of debt to equity.”

“The impact of COVID-19 has created much uncertainty in the workplace. The major issue that Greystone has faced is maintaining adequate workforce to meet demand for pallets. The virus has affected the overall workforce in our operating area as well as our own workforce. Employees electing to say at home for protection from COVID-19 and reductions in recruitment of new employees has impacted the Company’s pallet production resulting in an approximate 11% decline during the fourth quarter of fiscal year 2020. Going forward, we are unable to predict the stability of our workforce as the longer the virus stays active, the greater the uncertainty.”

Greystone Logistics is a “Green” manufacturing company that reprocesses recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including a proprietary blend of recycled plastic resins used in the injection molding equipment and patented pallet designs, allows production of high-quality pallets more rapidly and at lower costs than many processes. The recycled plastic for Greystone’s pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2020.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Years Ended May 31, 2020 and 2019

	2020	2019
Net Income	$4,962,570	$2,057,207
Income Taxes	209,000	435,677
Depreciation and Amortization	5,275,872	4,438,591
Interest Expense	1,705,351	1,836,294
EBITDA (A)	$12,152,793	$8,767,769

(A)	EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com